UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 2, 2005

SUNRISE SENIOR LIVING, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16499	54-1746596
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

7902 Westpark Drive
McLean, Virginia 22102
(Address of principal executive offices) (Zip Code)

(703) 273-7500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

     On May 2, 2005, Sunrise Senior Living, Inc., a Delaware corporation (“Sunrise”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Greystone Partners, Ltd., Concorde Senior Living, L.L.C., Mahalo Limited, Westport Advisors, Ltd., Greystone Development Company, LLC, Michael B. Lanahan (“Lanahan”), Paul F. Steinhoff, Jr. (“Steinhoff”), Mark P. Andrews (“Andrews”) and John C. Spooner (“Spooner”) pursuant to which Sunrise agreed to acquire 100% of the securities of Greystone Communities, Inc., Greystone Development Company, LLC and Greystone Development Company II LP and certain of their respective subsidiaries and affiliated entities (collectively, “Greystone”). Greystone provides pre-opening and ongoing management services to Continuing Care Retirement Communities (“CCRCs”).

     Pursuant to the terms of the Purchase Agreement, Sunrise agreed to pay $45 million in cash, plus approximately $1 million in transaction costs, to acquire all of the outstanding securities of Greystone. Sunrise also will pay an additional $7.5 million in purchase price if Greystone meets certain performance milestones in 2005, 2006 and 2007 for a total potential purchase price of $52.5 million, plus transaction costs, subject to various adjustments set forth in the Purchase Agreement. Sunrise expects to fund the acquisition through its existing cash balances and corporate credit facility.

     Greystone manages communities in nine states. Greystone-developed communities are typically full-service CCRCs offering a mix of independent living, assisted living, Alzheimer’s care and skilled nursing care (campus sizes range from 55 to 502 units with an average of 258 units per campus). Sunrise will not acquire title to any owned real estate in this transaction. At closing, Greystone’s approximately 150 employees are expected to become Sunrise employees.

     The closing of the transaction is expected to occur as soon as closing conditions can be satisfied and prior to June 30, 2005. Any party may terminate the Purchase Agreement if the transaction has not been consummated by June 30, 2005.

     At the closing of the transaction, Sunrise will enter into four-year employment agreements with Lanahan, Steinhoff, Andrews and Spooner, and restricted stock agreements with Lanahan and Steinhoff. Each employment agreement will contain a covenant that the respective executive not compete with Sunrise for two years after the expiration of the executive’s employment with Sunrise.

     Pursuant to the terms of Lanahan’s employment agreement, Lanahan will serve as Chairman of Greystone, which will operate as a division of Sunrise after the closing. Lanahan’s employment agreement will provide for an annual base salary of $350,000, plus the opportunity to earn a bonus. If Lanahan’s employment agreement is terminated on or before January 1, 2008 (a) by Sunrise other than for cause (as defined in the agreement) or (b) by his resignation for good reason (as defined in the agreement) before the expiration of the four year term, then Sunrise is required to pay Lanahan his earned but unpaid salary and bonuses, plus severance totaling the remaining payments due under the employment agreement, and the restricted shares granted to Lanahan at the closing of the transaction will become fully vested. In the event of Lanahan’s permanent disability, he will be entitled to payments under the disability policy maintained by Sunrise as well as any earned but unpaid salary and bonus, and the restricted shares will become fully vested. If Lanahan’s employment is terminated for cause, he will be entitled to his earned but unpaid salary and bonuses, and any unvested restricted shares will not vest and he will lose the right to receive such unvested shares.

     At the closing of the transaction, Sunrise also will grant to Lanahan 18,500 shares of restricted common stock of Sunrise. All of Lanahan’s shares of restricted stock will fully vest on the eighth anniversary of their grant date, subject to accelerated vesting if certain performance milestones are achieved by Greystone in 2005, 2006 and 2007.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNRISE SENIOR LIVING, INC. (Registrant)

Date:	May 2, 2005	By:	/s/ Larry E. Hulse

Larry E. Hulse
Chief Financial Officer